UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

July 24, 2017
Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 South Federal Way
Boise, Idaho 83716-9632
(Address of principal executive offices)

(208) 368-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02.	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. D. Mark Durcan resigned as the Chief Executive Officer and as a member of the Board of Directors of Micron Technology, Inc. (the “Company”) on May 8, 2017. Effective as of August 8, 2017, Mr. Durcan will retire from the Company, but will continue to provide advisory services to the Company through December 31, 2017.

On July 24, 2017, the Compensation Committee of the Company’s Board of Directors approved changes to Mr. Durcan’s Amended and Restated Severance Agreement (the “Amendment”) and approved Mr. Durcan’s Executive Covenant Agreement. The Executive Covenant Agreement replaces Mr. Durcan’s prior Agreement Not to Compete or Solicit.

The Amendment provides that Mr. Durcan will provide advisory services to the Company through December 31, 2017. The Executive Covenant Agreement extends the restrictions on Mr. Durcan’s ability to compete against the Company or solicit the Company’s employees and customers from a period of two years following his termination of employment to a period of two years following the last day of Mr. Durcan’s term for providing advisory services to the Company.

In connection with the additional services Mr. Durcan will provide under the Amendment and the additional restrictions and protections provided under the Executive Covenant Agreement, the performance unit awards granted to Mr. Durcan on October 14, 2015 and on October 19, 2016 under the Amended and Restated 2004 Equity Incentive Plan shall, subject to the Company achieving the applicable performance objectives, become payable to Mr. Durcan on a pro-rata basis measured by the number of days Mr. Durcan was employed by the Company during the applicable performance period.

The foregoing descriptions of the Amendment and Executive Covenant Agreement are qualified in their entirety by reference to the full text of the Amendment and Executive Covenant Agreement, which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ending August 31, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date:	July 27, 2017	By:	/s/ Ernest E. Maddock
		Name:	Ernest E. Maddock
		Title:	Senior Vice President and Chief Financial Officer